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                                                                    EXHIBIT 23.2

                                                              September 22, 1995

First Data Corporation

  We are aware of the incorporation by reference in the Joint Proxy Statement/Prospectus of First Data Corporation and First Financial Management Corporation, which is made a part of the Registration Statement on Form S-4 of First Data Corporation, of our reports dated May 8, 1995 and August 4, 1995 relating to the unaudited consolidated interim financial statements of First Data Corporation included in its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995.

  Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                          Ernst & Young LLP

New York, New York